Exhibit 4.21
AGENCY AGREEMENT
April 29, 2010
NiMin Energy Corp.
1160 Eugenia Place, Suite 100
Carpinteria, California, USA
93013
Attention: Clarence Cottman III, Chairman and Chief Executive Officer
Dear Sirs:
Re: $10,000,000 Best Efforts Public Offering
     Thomas Weisel Partners Canada Inc. (the “Agent”) understands that NiMin Energy Corp. (the “Corporation”) proposes to issue and sell an aggregate of up to 8,000,000 common shares of the Corporation at an issue price of $1.25 per common share (the “Prospectus Shares”) for gross proceeds of up to $10,000,000. Additionally, the Corporation hereby grants to the Agent an option (the “Over-Allotment Option”) to purchase from the Corporation, at the Agent’s election, up to an additional 1,200,000 common shares of the Corporation at $1.25 per share (the “Over-Allotment Shares”). The Agent may exercise the Over-Allotment Option, in whole or in part, at any time prior to 4:00 p.m. (Calgary time) on the date that is 30 days after the Closing Date for the purpose of covering over-allotments, if any, and for market stabilization purposes, by written notice to the Corporation setting forth the number of Over-Allotment Shares to be issued and sold. The Prospectus Shares and the Over-Allotment Shares shall be referred to herein as the “Offered Shares”.
     Subject to the terms and conditions hereof, the Agent agrees to act as, and the Corporation by this Agreement appoints the Agent as, the sole and exclusive agent of the Corporation to offer the Prospectus Shares for sale in the Selling Jurisdictions (as defined herein) or the United States at the price of $1.25 per Prospectus Share and to use their best efforts to secure subscriptions therefor. The Corporation acknowledges and agrees that the Agent may, but is not obligated to, purchase any of the Prospectus Shares as principal.
     The Agent shall be entitled (but not obligated) in connection with the offering and sale of the Offered Shares to retain as sub-agents other registered securities dealers and may receive subscriptions for Offered Shares from subscribers from other registered securities dealers. The fee payable to any such sub-agent shall be for the account of the Agent.
     In consideration for their services hereunder in respect of the issue of the Offered Shares, the Agent shall be entitled to the fee provided for in Section 2, which fee shall be payable at the time or times specified and otherwise in accordance with Section 2. For greater certainty, the services provided by the Agent in connection herewith will not be subject to the goods and services tax (“GST”) provided for in the Excise Tax Act (Canada) and taxable supplies provided will be incidental to the exempt financial services provided.

TERMS AND CONDITIONS
The following are the terms and conditions of the agreement between the Corporation and the Agent:
1. DEFINITIONS AND INTERPRETATION
     In this Agreement, unless the context otherwise requires:
(a)	“ABCA” means the means the Business Corporations Act (Alberta), S.A. 2000, c. B-19, as amended, including the regulations promulgated thereunder;

(b)	“Agent’s counsel” means Macleod Dixon LLP or such other legal counsel as the Agent, with the consent of the Corporation, may appoint;

(c)	“Agreement” means this agreement and not any particular article or section or other portion except as may be specified, and words such as “hereof”, “hereto”, “herein” and “hereby” refer to this agreement as the context requires;

(d)	“Amended and Restated Preliminary Prospectus” means the amended and restated preliminary prospectus dated April 22, 2010, filed by the Corporation qualifying the Offered Shares for distribution in the Selling Jurisdictions and, unless the context otherwise requires, includes the Documents;

(e)	“Applicable Securities Laws” means all applicable securities and corporate laws, rules, regulations, notices and published policies;

(f)	“ASA” means the Securities Act (Alberta), RSA 2000 c.S-4, as amended, including the regulations promulgated thereunder;

(g)	“ASC” means the Alberta Securities Commission;

(h)	“Business Day” means a day which is not Saturday or Sunday or a legal holiday in Calgary, Alberta;

(i)	“Closing Date” means May 6, 2010, or such other date the Agent and the Corporation may agree in writing, but in any case not later than May 30, 2010;

(j)	“Closing Time” means 6:30 a.m. (Calgary time) or such other time, on the Closing Date, as the Agent and the Corporation may agree;

(k)	“Common Shares” mean the common shares in the share capital of the Corporation;

(l)	“Corporation’s counsel” means Borden Ladner Gervais LLP or such other legal counsel as the Corporation, with the consent of the Agent, may appoint;

(m)	“Corporation’s U.S. counsel” means Baker and Hostetler LLP or such other legal counsel as the Corporation, with the consent of the Agent, may appoint;

(n)	“distribution” means “distribution” or “distribution to the public”, as the case may be, as defined under the Applicable Securities Laws of the Selling Jurisdictions in Canada and “distribute” has a corresponding meaning;

(o)	“Documents” means collectively, the documents incorporated by reference in the Prospectus and any Subsequent Disclosure Documents, which shall include, without limitation:
(i)	the annual information form of the Corporation dated March 30, 2010 for the year ended December 31, 2009;

(ii)	the Financial Statements;

(iii)	the management proxy circular of the Corporation dated June 17, 2009 for the special meeting of shareholders held on July 16, 2009; and

(iv)	the business acquisition report dated February 11, 2010, related to the acquisition of the Wyoming Assets;
(p)	“Due Diligence Session” has the meaning ascribed thereto in subsection 3(d) hereof;

(q)	“Due Diligence Session Responses” mean the responses given by management of the Corporation at the Due Diligence Session;

(r)	“Exchange” means the Toronto Stock Exchange;

(s)	“Financial Statements” means the audited consolidated financial statements of the Corporation as at and for the financial years ended December 31, 2009 and 2008, together with the notes thereto and the auditors’ report thereon, and the related management’s discussion and analysis;

(t)	“Huddleston” means Huddleston & Co., Inc., petroleum and geological engineers of Houston, Texas;

(u)	“Huddleston Report” means the independent engineering evaluation of the crude oil, natural gas liquids and natural gas reserves of the Corporation as at January 1, 2010 prepared by Huddleston dated March 3, 2010;

(v)	“Legacy” means Legacy Energy, Inc.;

(w)	“material adverse effect” means a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Corporation or its Subsidiary;

(x)	“MI 11-102” means Multilateral Instrument 11-102 — Passport System of the Canadian Securities Administrators, as amended or replaced;

(y)	“misrepresentation”, “material change” and “material fact” shall have the meanings ascribed thereto under the Applicable Securities Laws of the Selling Jurisdictions;

(z)	“NI 44-101” means National Instrument 44-101 — Short Form Prospectus Distributions of the Canadian Securities Administrators, as amended or replaced;

(aa)	“NI 51-101” means National Instrument 51-101 — Standards of Disclosure for Oil and Gas Activities of the Canadian Securities Administrators, as amended or replaced;

(bb)	“NI 51-102” means National Instrument 51-102 — Continuous Disclosure Obligations of the Canadian Securities Administrators, as amended or replaced;

(cc)	“NP 11-202” means National Policy 11-202 — Process for Prospectus Review in Multiple Jurisdictions of the Canadian Securities Administrators, as amended or replaced;

(dd)	“Passport System” means the system and procedures for the filing and review of prospectuses and related materials in one or more Canadian jurisdictions pursuant to MI 11-102 and NP 11-202;

(ee)	“person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

(ff)	“Preliminary Prospectus” means the preliminary short form prospectus dated April 21, 2010 filed by the Corporation qualifying the Offered Shares for distribution in the Selling Jurisdictions and, unless the context otherwise requires, includes the Documents;

(gg)	“Prospectus” means the final short form prospectus to be filed by the Corporation qualifying the Offered Shares for distribution in the Selling Jurisdictions and, unless the context otherwise requires, includes the Documents;

(hh)	“Prospectuses” means the Preliminary Prospectus, the Amended and Restated Preliminary Prospectus and the Prospectus;

(ii)	“Public Record” means all information filed by or on behalf of the Corporation with the Securities Commissions, including without limitation, the Prospectuses, any Supplementary Material and any other information filed by or on behalf of the Corporation with any Securities Commission in compliance, or intended compliance, with any Applicable Securities Laws of the Selling Jurisdictions;

(jj)	“Securities Commissions” means the securities commissions or similar regulatory authorities in the Selling Jurisdictions in Canada;

(kk)	“Selling Jurisdictions” means the provinces British Columbia, Alberta, Ontario and Nova Scotia;

(ll)	“Subsequent Disclosure Documents” means any financial statements, information circulars, annual information forms, material change reports or other documents issued by the Corporation after the date of this Agreement which are incorporated by reference or deemed to be incorporated by reference into the Prospectus;

(mm)	“Subsidiary” means a subsidiary within the meaning of the ASA;

(nn)	“Supplementary Material” means, collectively, any amendment to the Preliminary Prospectus or Prospectus, any amended or supplemented Preliminary Prospectus or Prospectus or any ancillary material, information, evidence, return, report, application, statement or document which may be filed by or on behalf of the Corporation under the Applicable Securities Laws in connection with the distribution of the Offered Shares;

(oo)	“U.S. Agent Affiliate” means Thomas Weisel Partners LLC, which is the U.S. registered broker-dealer affiliate of the Agent;

(pp)	“U.S. Memorandum” means the offering memorandum relating to sales of Offered Shares in the United States;

(qq)	“U.S. Person” means a U.S. person as that term is defined in Regulation S of the United States Securities Act of 1933, as amended;

(rr)	“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia; and

(ss)	“Wyoming Assets” means certain oil and gas assets in the Wyoming acquired by the Corporation for approximately US$27.3 million in December 2009.
     In addition to the foregoing defined terms, where in this Agreement a representation, warranty or certificate is made on the basis of knowledge or awareness of a party hereto, such knowledge or awareness consists only of the actual knowledge or awareness, as the case may be, of the officers and employees of such party and does not include knowledge and awareness of any other person or persons.
2. AGENT’S FEE
     In consideration for its services hereunder, the Corporation agrees to pay to the Agent an amount equal to 6.0% of the aggregate gross proceeds of the sale of the Offered Shares (the “Agent’s Fee”), which amount shall be payable at the Closing Time.
     The Agent’s Fee, at the sole option of the Agent shall, be deducted from the aggregate gross proceeds of the sale of the Offered Shares and withheld for the account of the Agent. For greater certainty, the services provided by the Agent in connection herewith will not be subject to the GST and taxable supplies provided will be incidental to the exempt financial services provided. However, in the event that the Canada Revenue Agency determines that GST provided for in the Excise Tax Act (Canada) is exigible on the Agent’s Fee, the Corporation agrees to pay the amount of GST forthwith upon the request of the Agent. The Corporation also agrees to pay the Agent’s expenses as set forth in section 10 hereof.
     In the event the Corporation, prior to the completion of the offering contemplated hereby, enters into an agreement or makes a public announcement to sell the Corporation or all or substantially all of the assets of the Corporation or enter into a merger or other business combination with a third party or other similar transaction (an “Alternative Transaction”), which transaction does not provide for the completion of the offering contemplated hereby, the Corporation agrees to make payment to the Agent forthwith upon the closing of the Alternative Transaction in the amounts as described in this section and in section 10 hereof as if the offering of the Prospectus Shares contemplated hereby had been completed.
3. QUALIFICATION FOR SALE
(a)	The Corporation represents and warrants to the Agent that it meets the general eligibility requirements for use of a prospectus under NI 44-101 for the distribution of the Offered Shares.

(b)	The Corporation shall elect and comply in all material respects with the Passport System and shall:
(i)	not later than 5:00 p.m. (Calgary time) on April 29, 2010 (or such later date as may be agreed to in writing by the Corporation and the Agent), have:

(A)	prepared and filed the Prospectus and other documents required under the Applicable Securities Laws with the Securities Commissions; and

(B)	obtained from the ASC a final decision document, evidencing that a receipt has been issued or is deemed to have been issued for the Prospectus in each Selling Jurisdiction, or otherwise obtained a receipt for the Prospectus from each of the Securities Commissions (except that such receipt may be received on April 30, 2010, provided that it is dated April 29, 2010);
and otherwise fulfilled all legal requirements to enable the Offered Shares to be offered and sold to the public in each of the Selling Jurisdictions through the Agent or any other investment dealer or broker registered in the applicable Selling Jurisdiction; and

(ii)	until the completion of the distribution of the Offered Shares, promptly take all additional steps and proceedings that from time to time may be required under the Applicable Securities Laws in each Selling Jurisdiction to continue to qualify the Offered Shares for distribution or, in the event that the Offered Shares have, for any reason, ceased to so qualify, to again qualify the Offered Shares for distribution.
(c)	Prior to the filing of the Prospectuses and, during the period of distribution of the Offered Shares, prior to the filing with any Securities Commissions of any Supplementary Material or any documents incorporated by reference therein after the date hereof, the Corporation shall have allowed the Agent and the Agent’s counsel to participate fully in the preparation of, and to approve, acting reasonably, the form of, such documents and to have reviewed any documents incorporated by reference therein.

(d)	During the period from the date hereof until completion of the distribution of the Offered Shares, the Corporation shall allow the Agent to conduct all due diligence which it may reasonably require in order to fulfil its obligations as Agent and in order to enable the Agent to responsibly execute the certificates required to be executed by it in the Prospectuses or in any Supplementary Material. Without limiting the generality of the foregoing, the Corporation shall make available its senior management, and shall use commercially reasonable efforts to cause the Corporation’s auditors to be available, to answer any questions which the Agent may have and to participate in one or more due diligence sessions to be held prior to the Closing Time (collectively, the “Due Diligence Session”). The Agent shall distribute a list of written questions to be answered in advance of such Due Diligence Session and the Corporation shall provide written responses to such questions and shall use its commercially reasonable efforts to have the Corporation’s auditors and Huddleston provide written responses to such questions in advance of the Due Diligence Session.

(e)	The Corporation shall take or cause to be taken all such other commercially reasonable steps and proceedings, including fulfilling all legal, regulatory and other requirements, as required under Applicable Securities Laws to qualify the Offered Shares for distribution to the public in the Selling Jurisdictions, to qualify the distribution to the Agent in the Selling Jurisdictions, if required.

4. DELIVERY OF PROSPECTUS AND RELATED DOCUMENTS
     The Corporation shall deliver or cause to be delivered without charge to the Agent and the Agent’s counsel the documents set out below at the respective times indicated:
(a)	prior to or contemporaneously, as nearly as practicable, with the filing with the Securities Commissions of each of the Preliminary Prospectus, the Amended and Restated Preliminary Prospectus and the Prospectus:
(i)	copies of the Preliminary Prospectus, the Amended and Restated Preliminary Prospectus and the Prospectus signed as required by the Applicable Securities Laws;

(ii)	copies of the U.S. Memorandum; and

(iii)	copies of any documents incorporated by reference therein which have not previously been delivered to the Agent;
(b)	as soon as they are available, copies of any Supplementary Material, signed as required by the Applicable Securities Laws and including, in each case, copies of any documents incorporated by reference therein which have not been previously delivered to the Agent; and

(c)	prior to the filing of the Prospectus with the Securities Commissions, a “comfort letter” from the Corporation’s auditors and any other auditors who have audited any of the financial statements included in or incorporated by reference in the Prospectus, dated the date of the Prospectus, addressed to the Agent and satisfactory in form and substance to the Agent and the Agent’s counsel, acting reasonably, to the effect that they have carried out certain procedures performed for the purposes of comparing certain specified financial information and percentages appearing in the Prospectus and the documents incorporated therein by reference with indicated amounts in the financial statements or accounting records of the Corporation or other applicable entity or business, as applicable, and have found such information and percentages to be in agreement, which comfort letter shall be based on the applicable auditors’ review having a cut-off date of not more than three Business Days prior to the date of the Prospectus.
     Comfort letters similar to the foregoing shall be provided to the Agent with respect to any Supplementary Material and any other relevant document at the time the same is presented to the Agent for its signature or, if the Agent’s signature is not required, at the time the same is filed. All such letters shall be in form and substance acceptable to the Agent and the Agent’s counsel, acting reasonably.
     The deliveries referred to in subsections 4(a) and (b) shall also constitute the Corporation’s consent to the use by the Agent and any sub-agents of the Prospectuses and any Supplementary Material in connection with the offering and sale of the Offered Shares and to the use of the U.S. Memorandum by the Agent and their U.S. Agent Affiliate in connection with the sale of the Offered Shares in the United States as contemplated by Schedule “A”.
5. COMMERCIAL COPIES
(a)	The Corporation shall, as soon as possible but in any event not later than noon (local time at the place of delivery) on the Business Day following the date a receipt is issued of the Amended and Restated Preliminary Prospectus or the Prospectus, as the case may be, by the Securities Commissions and no later than noon (local time) on the first Business Day after the execution of any Supplementary Material in connection with the Prospectuses, cause to be delivered to the Agent without charge, commercial copies of the Amended and Restated Preliminary Prospectus, the Prospectus, such Supplementary Material, or the U.S. Memorandum in such numbers and in such cities as the Agent may reasonably request by oral or written instructions to the Corporation given no later than the time when the Corporation authorizes the printing of the commercial copies of such documents.
(b)	The Corporation shall cause to be provided to the Agent such number of copies of any documents incorporated by reference in the Preliminary Prospectus, the Amended and Restated Preliminary Prospectus, the Prospectus or any Supplemental Materials as the Agent may reasonably request.
6. MATERIAL CHANGE AND CERTAIN OTHER COVENANTS
(a)	During the period of distribution of the Offered Shares, the Corporation will promptly inform the Agent in writing of the full particulars of:
(i)	any material change (actual, anticipated or threatened) in or affecting the business, operations, revenues, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or results of operations of the Corporation;

(ii)	any change in any material fact contained or referred to in the Preliminary Prospectus, the Amended and Restated Preliminary Prospectus, the Prospectus or any Supplementary Material; and

(iii)	the occurrence or discovery of a material fact or event which, in any such case, is, or may be, of such a nature as to:
(A)	render the Preliminary Prospectus, the Amended and Restated Preliminary Prospectus, the Prospectus or any Supplementary Material untrue, false or misleading in any material respect;

(B)	result in a misrepresentation in the Preliminary Prospectus, the Amended and Restated Preliminary Prospectus, the Prospectus or any Supplementary Material; or

(C)	result in the Preliminary Prospectus, the Amended and Restated Preliminary Prospectus, the Prospectus or any Supplementary Material not complying in any material respect with the Applicable Securities Laws, provided that if the Corporation is uncertain as to whether a material change, change, occurrence or event of the nature referred to in this section has occurred or been discovered, the Corporation shall promptly inform the Agent of the full particulars of the occurrence giving rise to the uncertainty and shall consult with the Agent as to whether the occurrence is of such nature.
(b)	During the period of distribution of the Offered Shares, the Corporation will promptly inform the Agent in writing of the full particulars of:
(i)	any request of any Securities Commission or similar regulatory authority for any amendment to, or to suspend or prevent the use of, the Preliminary Prospectus, the

Amended and Restated Preliminary Prospectus, the Prospectus or any other part of the Public Record or for any additional information;
(ii)	the issuance by any Securities Commission or similar regulatory authority, the Exchange or any other competent authority of any order to cease or suspend trading of any securities of the Corporation or of the institution or threat of institution of any proceedings for that purpose; and

(iii)	the receipt by the Corporation of any communication from any Securities Commission or similar regulatory authority, the Exchange or any other competent authority relating to the Preliminary Prospectus, the Amended and Restated Preliminary Prospectus, the Prospectus, any other part of the Public Record or the distribution of the Offered Shares.
(c)	The Corporation will promptly comply to the reasonable satisfaction of the Agent and the Agent’s counsel with Applicable Securities Laws and any applicable U.S. securities laws with respect to any material change, change, occurrence or event of the nature referred to in subsections 6(a) or 6(b) above and the Corporation will prepare and file promptly at the Agent’s request any amendment to the Prospectus or Supplementary Material as may be required under Applicable Securities Laws; provided that the Corporation shall have allowed the Agent and the Agent’s counsel to participate fully in the preparation of any Supplementary Material, to have reviewed any other documents incorporated by reference therein and conduct all due diligence investigations which the Agent may reasonably require in order to fulfill its obligations as Agent and in order to enable the Agent to responsibly execute the certificate required to be executed by it in, or in connection with, any Supplementary Material, such approval not to be unreasonably withheld and to be provided in a timely manner. The Corporation shall further promptly deliver to each of the Agent and the Agent’s counsel a copy of each Supplementary Material as filed with the Securities Commissions, and of letters with respect to each such Supplementary Material substantially similar to those referred to in section 4 above.

(d)	The Corporation shall use commercially reasonable efforts to list the Common Shares on the American Stock Exchange and shall take such actions as are commercially reasonable to satisfy and comply with the listing requirements of the American Stock Exchange, other than minimum share price requirements, and shall file a listing application to the American Stock Exchange within four months of determining, acting reasonably, that the material listing requirements of the American Stock Exchange would be satisfied by the Corporation.
7. REPRESENTATIONS AND WARRANTIES OF THE CORPORATION
(a)	Each delivery of the Preliminary Prospectus, the Amended and Restated Preliminary Prospectus, the Prospectus and any Supplementary Material pursuant to section 4 above shall constitute a representation and warranty to the Agent by the Corporation (and the Corporation hereby acknowledges that the Agent is relying on such representations and warranties in entering into this Agreement) that:
(i)	all of the information and statements (except information and statements furnished by and relating solely to the Agent and its affiliates) contained in the Preliminary Prospectus, the Amended and Restated Preliminary Prospectus, the Prospectus or any Supplementary Material, as applicable, including, without limitation, the documents incorporated by reference, as the case may be:

(A)	are at the respective dates of such documents, true and correct in all material respects;

(B)	contain no misrepresentation; and

(C)	constitute full, true and plain disclosure of all material facts relating to the Corporation and the Offered Shares as required by Applicable Securities Laws in the Selling Jurisdictions,
except statements, forecasts, estimates and expressions of opinion, belief, intention and expectation (provided that such statements, forecasts, estimates and expression of opinion, belief, intention and expectation were honestly held by management of the Corporation at the time they were made or given and for which the Corporation believed there was a reasonable basis for);

(ii)	the Preliminary Prospectus, the Amended and Restated Preliminary Prospectus, the Prospectus, or any Supplementary Material, as applicable, including, without limitation, the documents incorporated by reference, as the case may be, complies in all material respects with the Applicable Securities Laws, including without limitation NI 44-101 and NI 51-101, and any related Supplementary Material complies in all material respects with U.S. securities laws, if applicable; and

(iii)	except as is disclosed in the Public Record, there has been no intervening material change (actual, proposed or prospective, whether financial or otherwise), from the date of the Preliminary Prospectus, the Amended and Restated Preliminary Prospectus, the Prospectus and any Supplementary Material to the time of delivery thereof, in the business, operations, revenues, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or results of operations of the Corporation.
(b)	In addition to the representations and warranties contained in subsection 7(a) hereof, the Corporation represents and warrants to the Agent, and acknowledges that the Agent is relying upon such representations and warranties in entering into this Agreement, that:
(i)	each of the Corporation and its Subsidiary has been duly incorporated, amalgamated, formed or continued, as the case may be, and is validly existing under the laws of the jurisdiction of its incorporation, amalgamation, formation or continuance, as the case may be, and has all requisite corporate capacity, power and authority to carry on its business as described in the Prospectuses and to own, lease and operate its properties and assets as described in the Prospectuses;

(ii)	each of the Corporation and its Subsidiary is qualified to carry on business under the laws of each jurisdiction in which it carries on a material portion of its business;

(iii)	each of the Corporation and its Subsidiary has conducted and is conducting and will conduct its business in compliance in all material respects with all applicable laws, rules and regulations and, in particular, all applicable licensing and environmental legislation, regulations or by-laws or other lawful requirements of any governmental or regulatory bodies applicable to it of each jurisdiction in which it carries on a material portion of its business and holds all licences, registrations and qualifications in all jurisdictions in which it carries on a material portion of its business which are necessary or desirable to carry on the business of the Corporation and its Subsidiary as now conducted and as presently proposed to be conducted except where the failure to so conduct its business or hold such licenses, registrations or qualifications would not have a material adverse effect on the Corporation and its Subsidiary, taken as a whole, all such licences, registrations or qualifications are valid and existing and in good standing and none of such licences, registrations or qualifications contains any burdensome term, provision, condition or limitation which has or is likely to have any material adverse effect on the business of the Corporation and its Subsidiary as now conducted or as proposed to be conducted, and neither the Corporation nor its Subsidiary are aware of any legislation, regulation, rule or lawful requirements presently in force or proposed to be brought into force which each of the Corporation and its Subsidiary anticipate it will be unable to comply with without materially adversely affecting the Corporation and its Subsidiary, taken as a whole;
(iv)	the only Subsidiary of the Corporation is Legacy and the Corporation does not have any other Subsidiaries and the Corporation is not “affiliated” (within the meaning of the ASA) with or a “holding corporation” of any other body corporate (within the meaning of such terms in the ABCA), nor is it a partner of any partnerships (other than participating in industry partnerships in the ordinary course of business) or limited partnerships, and the Corporation has no material shareholdings in any other corporation, entity or business organization;

(v)	the minute books of the Corporation contain full, true and correct copies of the constating documents of the Corporation and contain copies of all minutes of all meetings and all consent resolutions of the directors, committees of directors and shareholders of the Corporation and all such meetings were duly called and properly held and all consent resolutions were properly adopted;

(vi)	the minute books of Legacy contain full, true and correct copies of the constating documents of Legacy and contain copies of all minutes of all meetings and all consent resolutions of the directors, committees of directors and shareholders of Legacy and all such meetings were duly called and properly held and all consent resolutions were properly adopted;

(vii)	the books of account and other records of the Corporation and its Subsidiary, whether of a financial or accounting nature or otherwise, have been maintained in accordance with prudent business practices;

(viii)	with such exceptions as are not material to the Corporation and its Subsidiary (taken as a whole), the Corporation and its Subsidiary have duly and on a timely basis filed all tax returns required to be filed by each of them respectively, have paid all taxes due and payable by each of them respectively and have paid all assessments and reassessments and all other taxes, governmental charges, penalties, interest and other fines due and payable by each of them respectively and which were claimed by any governmental authority to be due and owing and adequate provision has been made for taxes payable for any completed fiscal period for which tax returns are not yet required and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return or payment of any tax, governmental charge or deficiency by the Corporation or its Subsidiary and to the best of the knowledge, information and belief of the Corporation and its Subsidiary respectively there are no actions, suits, proceedings, investigations or claims threatened or pending against the Corporation or its Subsidiary in respect of taxes, governmental charges or assessments or any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority;
(ix)	all filings made by the Corporation or its Subsidiary under which the Corporation or its Subsidiary have received or is entitled to government incentives, have been made in accordance, in all material respects, with all applicable legislation and contain no misrepresentations of material fact or omit to state any material fact which could cause any amount previously paid to the Corporation or its Subsidiary or previously accrued on the accounts thereof to be recovered or disallowed;

(x)	except to the extent that any violation or other matter referred to in this subsection does not have a material adverse effect on the business, financial condition, assets, properties, liabilities or operations of the Corporation and its Subsidiary, taken as a whole, to the knowledge of the Corporation in respect of its non-operated properties:
(A)	neither the Corporation nor its Subsidiary is in violation of any applicable federal, provincial, state, municipal or local laws, regulations, orders, government decrees or ordinances with respect to environmental, health or safety matters (collectively, “Environmental Laws”);

(B)	each of the Corporation and its Subsidiary has operated its business at all times and has received, handled, used, stored, treated, shipped and disposed of all contaminants without violation of Environmental Laws;

(C)	there have been no spills, releases, deposits or discharges of hazardous or toxic substances, contaminants or wastes into the earth, air or into any body of water or any municipal or other sewer or drain water systems by the Corporation or its Subsidiary that have not been remedied;

(D)	to the knowledge of the Corporation, after due inquiry, no orders, directions or notices have been issued and remain outstanding pursuant to any Environmental Laws relating to the business or assets of the Corporation or its Subsidiary;

(E)	neither the Corporation nor its Subsidiary has failed to report to the proper federal, provincial, municipal or other political subdivision, government, department, commission, board, bureau, agency or instrumentality, domestic or foreign the occurrence of any event which is required to be so reported by any Environmental Law; and

(F)	the Corporation and its Subsidiary holds all licences, permits and approvals required under any Environmental Laws in connection with the operation of its business and the ownership and use of its assets, all such licences, permits and approvals are in full force and effect, and neither the Corporation nor its Subsidiary has received any notification pursuant to any Environmental Laws that any work, repairs, constructions or capital expenditures are required to be made by it as a condition of continued compliance with any Environmental Laws, or any licence, permit or approval issued pursuant thereto, or that any licence, permit or approval referred to above is about to be reviewed, made subject to limitation or conditions, revoked, withdrawn or terminated;
(xi)	any and all operations of the Corporation, its Subsidiary and to the knowledge of the Corporation, any and all operations by third parties, on or in respect of the assets and properties of the Corporation and its Subsidiary have been conducted in accordance with good oil and gas industry practices and in material compliance with applicable laws, rules, regulations, orders and directions of governmental and other competent authorities;

(xii)	in respect of the assets and properties of the Corporation or its Subsidiary that are operated by it, if any, the Corporation and its Subsidiary hold all valid licences, permits and similar rights and privileges that are required and necessary under applicable law to operate the assets and properties of the Corporation and its Subsidiary, as presently operated except where the failure to hold such licence, permit or similar right or privilege will not have a material adverse effect on the Corporation and its Subsidiary taken as a whole;

(xiii)	the Corporation has full corporate capacity, power and authority to enter into this Agreement and to perform its obligations set out herein (including, without limitation, to create, issue and sell the Offered Shares, to grant the Over-Allotment Option and to create and issue the Common Shares to be issued pursuant to the exercise of such Over-Allotment Option), and this Agreement has been duly authorized, executed and delivered by the Corporation and is a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms subject to the general qualifications that:
(A)	the enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or winding up laws or other similar laws of general application affecting creditors’ rights generally;

(B)	equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court;

(C)	the equitable or statutory powers of the courts in Canada having jurisdiction to grant relief from forfeiture, to stay proceedings before them and to stay the execution of judgments;

(D)	rights to indemnity and contribution hereunder may be limited under applicable law and may or may not be ordered by a court on grounds of public policy and may therefore not be available in particular instances;

(E)	the validity, binding nature and enforceability of provisions in any of the agreements which purport to sever therefrom any provision which is unenforceable or invalid under applicable law without affecting the enforceability or validity of the remainder of such agreements would be determined in the discretion of the court;

(F)	the failure to exercise a right of action within a period prescribed in the applicable legislation governing the limitation of actions may act as a bar to enforcement of such rights at any time thereafter; and

(G)	the costs of and incidental to proceedings authorized to be taken in court or before a judge are within the discretion of the court or judge before which such proceedings are brought and a court or judge has full power to determine by whom and to what extent the costs of such proceedings will be paid;
(xiv)	the Corporation has the necessary corporate power and authority to execute, deliver and file the Prospectuses and, prior to the filing of the Prospectuses, all requisite action will have been taken by the Corporation to authorize the execution, delivery and filing of the Prospectuses;

(xv)	the attributes and characteristics of the Offered Shares and the Over-Allotment Option conform in all material respects to the attributes and characteristics thereof described in the Prospectuses;

(xvi)	at the Closing Time, the Offered Shares will be duly and validly authorized, allotted and reserved for issuance and, upon receipt of the purchase price therefor, will be duly and validly issued as fully paid and non-assessable;

(xvii)	other than this Agreement, the credit agreement dated December 17, 2009 with Ionic Capital Corp. relating to the acquisition of the Wyoming Assets and any agreement identified as a material agreement in the Documents, there are no material contracts or agreements which have or which might have or create any material obligation to the Corporation or from which they derive or could derive any material benefit or which are required by the Corporation or its Subsidiary to carry on its business as now conducted by it or as presently proposed to be conducted by it and neither the Corporation nor its Subsidiary is in material default or breach of any of such agreements;

(xviii)	no default under any material agreement or instrument pursuant to which indebtedness of the Corporation has been issued, has occurred, and no event which with the giving of notice or the passage of time or both would constitute default under any such agreement or instrument has occurred and is continuing;

(xix)	the Corporation is not in default or breach of, and the execution and delivery of, and the performance of and compliance with the terms of, this Agreement by the Corporation or any of the transactions contemplated hereby or thereby, does not and will not result in any breach of, or constitute a default under, and does not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under, (i) any term or provision of the articles, by-laws or constating documents of the Corporation, (ii) any resolutions of shareholders or directors (or any committee thereof) of the Corporation, (iii) any indenture, mortgage, note, contract, agreement (written or oral), instrument, lease or other document to which the Corporation or its Subsidiary is a party or by which it is bound, or (iv) any law, judgment, decree, order, statute, rule or regulation applicable to the Corporation or its Subsidiary, which default or breach might reasonably be expected to materially adversely affect the business, operations, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), ownership or condition (financial or otherwise) or results of operations of the Corporation or its Subsidiary or their properties or assets or would impair the ability of the Corporation to consummate the transactions contemplated hereby or to duly observe and perform any of its covenants or obligations contained in this Agreement;
(xx)	there has not been any material change in the capital, assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of the Corporation and its Subsidiary taken as a whole from the position set forth in the Financial Statements except as contemplated by or disclosed in the Prospectuses and there has not been any adverse material change in the business, operations, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or results of operations of the Corporation or its Subsidiary since December 31, 2009 except as disclosed in the Prospectuses; and since that date there have been no material facts, transactions, events or occurrences which could materially adversely affect the business, operations, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or results of operations of the Corporation or its Subsidiary which have not been disclosed in the Prospectuses;

(xxi)	the Financial Statements fairly present, in accordance with generally accepted accounting principles in Canada, consistently applied, the financial position and condition, the results of operations, cash flows and the other information purported to be shown therein of the Corporation as at the dates thereof and for the periods then ended and reflect all assets, liabilities and obligations (absolute, accrued, contingent or otherwise) of the Corporation as at the dates thereof required to be disclosed by generally accepted accounting principles in Canada;

(xxii)	the Corporation has no knowledge that the Financial Statements do not fairly present in all material respects, in accordance with generally accepted accounting principles in Canada, consistently applied;

(xxiii)	KPMG LLP is independent with respect to the Corporation as required by Applicable Securities Laws and the rules of the Exchange and there has not been any reportable disagreement (within the meaning of section 4.11 of NI 51-102) with the auditors of the Corporation since the incorporation of the Corporation;

(xxiv)	each of the Corporation and its Subsidiary maintains a system of internal accounting controls sufficient to provide reasonable assurance that in all material respects:

(A)	transactions are executed in accordance with management’s general or specific authorization;

(B)	transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in Canada and to maintain accountability for assets; and

(C)	access to assets is permitted only in accordance with management’s general or specific authorization;
(xxv)	neither the Corporation nor its Subsidiary is a party to or bound by any agreement of guarantee, indemnification (other than an indemnification of directors and officers in accordance with the by-laws of the Corporation and applicable laws, indemnification agreements or covenants that are entered into arising in the ordinary course of business, including operating and similar agreements, indemnification and contribution provisions in agency and underwriting agreements, transfer agency agreements and credit and borrowing agreements) or any other like commitment of the obligations, liabilities (contingent or otherwise) of indebtedness of any other person;

(xxvi)	other than as set forth in the Public Record, neither the Corporation nor its Subsidiary have any loans or other indebtedness outstanding which have been made to or from any of its shareholders, officers, directors or employees or any other person not dealing at arm’s length with the Corporation that are currently outstanding, other than as described in the Prospectuses;

(xxvii)	no officer, director, employee or any other person not dealing at arm’s length with the Corporation and its Subsidiary or, to the knowledge of the Corporation, any associate or affiliate of any such person, owns, has or is entitled to any royalty, net profits interest, carried interest, licensing fee or any other encumbrances or claims of any nature whatsoever which are based on the Corporation’s or such Subsidiary’s revenues;

(xxviii)	neither the Corporation nor, to its knowledge, any of its shareholders is a party to any unanimous shareholders agreement, pooling agreement, voting trust or other similar type of arrangements in respect of outstanding securities of the Corporation;

(xxix)	to the knowledge of the Corporation, there are no actions, suits, proceedings or inquiries in existence or pending or threatened against or affecting the Corporation or its Subsidiary at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality which in any way materially adversely affects, or may in any way materially adversely affect, the business, operations, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or results of operations of the Corporation and its Subsidiary taken as a whole or its properties or assets or which affects or may affect the distribution of the Offered Shares or which would impair the ability of the Corporation to consummate the transactions contemplated hereby or to duly observe and perform any of its covenants or obligations contained in this Agreement and the Corporation is not aware of any existing ground on which such action, suit, proceeding or inquiry might be commenced with any reasonable likelihood of success;
(xxx)	the information and statements set forth in the Public Record to the extent incorporated by reference in the Prospectuses were true, correct, and complete in all material respects and did not contain any misrepresentation, as of the date of such information or statements, and the Corporation has not filed any confidential material change reports still maintained on a confidential basis;

(xxxi)	the authorized capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of preferred shares of which 52,444,311 Common Shares and no preferred shares are currently issued and outstanding, each of which share is validly issued, fully paid and non-assessable;

(xxxii)	no person, firm, corporation or other entity holds any securities convertible or exchangeable into securities of the Corporation or has any agreement, warrant, option, right or privilege (whether pre-emptive or contractual) being or capable of becoming an agreement, warrant, option or right (whether or not on condition(s)) for the purchase or other acquisition of any unissued securities of the Corporation except 7,661,666 options and 12,451,611 Common Share purchase warrants;

(xxxiii)	other than as set forth in the Public Record, none of the directors, officers or employees of the Corporation, owns, directly or indirectly, more than 10% of any class of securities of the Corporation, or any associate or affiliate of any of the foregoing, had or has any material interest, direct or indirect, in any material transaction or any proposed material transaction with the Corporation which, as the case may be, materially affects, is material to or will materially affect the Corporation;

(xxxiv)	to the knowledge of the Corporation, no insider of the Corporation has a present intention to sell any securities of the Corporation;

(xxxv)	no authorization, approval or consent or waiver of any third-party, court, governmental authority or agency is required to be obtained by the Corporation in connection with the sale and delivery of the Offered Shares, except pursuant to Applicable Securities Laws, the approval of the Exchange and the consents of KPMG LLP, BDO Seidman LLP, Huddleston, Agent’s counsel, Corporation’s counsel and Ionic Capital Corp.;

(xxxvi)	Computershare Trust Company of Canada at its principal offices in the cities of Calgary, Alberta and Toronto, Ontario is the duly appointed registrar and transfer agent of the Corporation with respect to its Common Shares;

(xxxvii)	no Securities Commission, other securities commission or similar regulatory authority, the Exchange or other exchange in Canada has issued any order preventing or suspending trading in any securities of the Corporation, no such proceeding is, to the knowledge of the Corporation, pending, contemplated or threatened and the Corporation is not in default of any material requirement of Applicable Securities Laws of the provinces of Canada or the United States;

(xxxviii)	the Offered Shares will be listed and posted for trading on the Exchange upon the Corporation complying with the usual conditions imposed by the Exchange with respect thereto and the Corporation is in material compliance with the by-laws, rules and regulations of the Exchange;

(xxxix)	the Corporation is a “reporting issuer” in each of the Selling Jurisdictions within the meaning of the Applicable Securities Laws in such provinces and is not in default of any requirement of Applicable Securities Laws in any material respect, and it will use its best efforts to continue to be a reporting issuer in good standing in each such jurisdiction until the earlier of the termination of this Agreement and four months following closing of the offering contemplated hereby. In addition, the Corporation has no reasonable grounds to believe that it will not continue to be a reporting issuer in good standing in each such Selling Jurisdiction for at least four months from Closing Date;

(xl)	the Corporation is duly qualified to file the Prospectuses under NI 44-101 in the Selling Jurisdictions;

(xli)	the Corporation qualifies as a Foreign Private Issuer for purposes of U.S. securities laws;

(xlii)	other than as provided for in this Agreement, the Corporation has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, underwriter’s or agent’s commission or other similar forms of compensation with respect to the transactions contemplated hereby;

(xliii)	the form and terms of definitive certificates representing the Common Shares have been duly approved and adopted by the Corporation and comply with all legal requirements relating thereto;

(xliv)	the Corporation has made available to Huddleston, prior to the issuance of the Huddleston Report, for the purpose of preparing the Huddleston Report, all information requested by Huddleston, which information did not contain any material misrepresentation at the time such information was provided. Except with respect to changes in prices of oil and gas, the Corporation has no knowledge of a material adverse change in any production, cost, price (except with respect to changes in commodity prices), reserves or other relevant information provided to Huddleston since the dates that such information was so provided. The Corporation believes that the Huddleston Report reasonably presents the quantity and pretax present worth values of the oil and gas reserves attributable to the crude oil, natural gas liquids and natural gas properties evaluated in the Huddleston Report such report as at January 1, 2010 based upon information available at the time such reserves information was prepared, and the Corporation believes that at the date of the Huddleston Report it did not (and as of the date hereof, except as may be attributable to changes in commodity prices and production since the date of such report, does not) overstate the aggregate quantity or pretax present worth values of such reserves or the estimated monthly production volumes therefrom;

(xlv)	the Corporation is not aware of any pending or threatened action, suit, proceeding or inquiry which, in aggregate, could have an material adverse effect on: (i) the quantity and pre-tax present value of estimated future net revenue values of oil and natural gas reserves of the Corporation as shown in the Huddleston Report; (ii) the current production of the Corporation; or (iii) the current cash flow of the Corporation;
(xlvi)	although it does not warrant title, neither the Corporation nor its Subsidiary has reason to believe that the Corporation or Subsidiary as the case may be, does not have title to or the right to produce and sell its petroleum, natural gas and related hydrocarbons (for the purpose of this subsection, the foregoing are referred to as the “Interest”) and each of the Corporation and its Subsidiary does represent and warrant that the Interest is free and clear of adverse claims created by, through or under the Corporation except as disclosed in the Public Record or those arising in the ordinary course of business, and that, to its knowledge, the Corporation or its Subsidiary as the case may be, holds its Interest under valid and subsisting leases, licenses, permits, concessions, concession agreements, contracts, subleases, reservations or other agreements except where the failure to so hold its Interest would not have a material adverse effect on the Corporation and its Subsidiary taken as a whole;

(xlvii)	each of the Corporation and its Subsidiary owns or possesses, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by it and neither the Corporation or its Subsidiary has received any notice and is not otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Corporation or its Subsidiary therein, and which infringement or conflict (if the subject of any unfavourable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a material adverse effect on the Corporation and its Subsidiary taken as a whole;

(xlviii)	although it does not warrant title, the Corporation has no reason to believe that each of the Corporation and its Subsidiary does not have good and marketable title to its property and assets free and clear of all liens and defects that would affect the value thereof or interfere with the use made or to be made thereof by the Corporation or such Subsidiary, as the case may be, except for such liens and defects which would not, singly or in the aggregate, result in a material adverse effect on the Corporation and its Subsidiary taken as a whole, and each of the Corporation and its Subsidiary holds all of its leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by the Corporation or such Subsidiary, as the case may be, except for such exceptions which would not, singly or in the aggregate, result in a material adverse effect on the Corporation as its Subsidiary (taken as a whole), and neither the Corporation or its Subsidiary, as the case may be, has received notice of any claim of any sort that has been asserted by any person adverse to the rights of the Corporation or its Subsidiary, as the case may be, to the continuing possession and use of the leased or subleased properties except for such claims which would not, singly or in the aggregate, result in a material adverse effect on the Corporation and its Subsidiary taken as a whole, each of the Corporation and its Subsidiary owns or leases all such properties as are necessary to its business as currently conducted or proposed to be conducted;
(xlix)	to the knowledge of the Corporation, none of its directors or officers are subject to an order or ruling of any securities regulatory authority or stock exchange prohibiting such individual from acting as a director or officer of a public company or of a company listed on a particular stock exchange;

(l)	the Corporation and its Subsidiary is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged; all policies of insurance insuring the Corporation and its Subsidiary, or its businesses, assets, employees, officers and directors are in full force and effect, except where the failure to be in full force and effect would not have an adverse material effect on the business, operations, capital or condition (financial or otherwise) of the Corporation or its assets, taken as a whole;

(li)	except as disclosed to the Agent, the Corporation is not a party to any contracts of employment which may not be terminated on one month’s notice or which provide for payments occurring on a change of control of the Corporation;

(lii)	the Due Diligence Session Responses will be true and correct where they relate to matters of fact, and in all material respects as at the time such responses are given and, to the knowledge of the Corporation, such responses taken as a whole shall not omit any fact or information necessary to make any of the responses not misleading in light of the circumstances in which such responses were given, and the Corporation and its directors and officers will have responded in a thorough and complete fashion. Where the Due Diligence Session Responses reflect the opinion or view of the Corporation or its directors or officers (including, Due Diligence Session Responses or portions of such Due Diligence Session Responses, which are forward-looking or otherwise relate to projections, forecasts or estimates of future performance or results (operating, financial or otherwise)) (“Forward-looking Statements”), such opinions or views are subject to the qualifications and provisions set forth in the Due Diligence Session Responses and will be honestly held and believed to be reasonable at the time they are given; provided, however, it shall not constitute a breach of this paragraph solely if the actual results vary or differ from those contained in Forward-looking Statements; and

(liii)	except where the failure to comply will not have a material adverse effect on the Corporation, the Corporation is in compliance with the filing and certification requirements of each of NI 51-102 and Multilateral Instrument 52-109 (Certificate of Disclosure in Issuers’ Annual and Interim Filings).
8. INDEMNITY
(a)	The Corporation shall indemnify and save each of the Agent and each of the Agent’s directors, officers, employees, partners, agents, each other person, if any, controlling the Agent or any of its subsidiaries and each shareholder of the Agent (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”) harmless against and from any and all losses, claims

(including shareholder actions, derivative or otherwise), actions, suits, proceedings, damages, liabilities or expenses of whatever nature or kind, joint or several, including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable fees, expenses and taxes of their counsel that may be incurred in advising with respect to and/or defending any action, suit, proceedings, investigation or claim that may be made or threatened against any Indemnified Party or in enforcing this indemnity (collectively the “Claims”) to which any Indemnified Party may become subject or otherwise involved in any capacity insofar as the Claims relate to, are caused by, result from, arise out of or are based upon, directly or indirectly from or in consequence of:
(i)	any information or statement contained in the Preliminary Prospectus, the Amended and Restated Preliminary Prospectus, the Prospectus, any Supplementary Material or in any other document or material filed or delivered by or on behalf of the Corporation pursuant hereto (other than any information or statement relating solely to the Agent and its affiliates and furnished to the Corporation by the Agent expressly for inclusion in the Preliminary Prospectus, Prospectus or any Supplementary Material or such other document or material) which is or is alleged to be untrue or any omission or alleged omission to provide any information or state any fact (other than any information or fact relating solely to the Agent and its affiliates) the omission of which makes or is alleged to make any such information or statement untrue or misleading in light of the circumstances in which it was made;

(ii)	any misrepresentation or alleged misrepresentation (except a misrepresentation which is based upon information relating solely to the Agent and its affiliates and furnished to the Corporation by the Agent expressly for inclusion in the Preliminary Prospectus, Amended and Restated Preliminary Prospectus, Prospectus, any Supplementary Material or in any document or other part of the Public Record) contained in the Preliminary Prospectus, the Amended and Restated Preliminary Prospectus, the Prospectus, any Supplementary Materials or in any other document or any other part of the Public Record filed by or on behalf of the Corporation;

(iii)	any prohibition or restriction of trading in the securities of the Corporation or any prohibition or restriction affecting the distribution of the Offered Shares imposed by any competent authority if such prohibition or restriction is based on any misrepresentation or alleged misrepresentation of a kind referred to in subsection 8(a)(ii);

(iv)	any order made or any inquiry, investigation (whether formal or informal) or other proceeding commenced or threatened by any one or more competent authorities (not based upon the activities or the alleged activities of the Agent, its affiliates or their banking or selling dealer group members, if any) prohibiting, restricting, relating to or materially affecting the trading or distribution of the Offered Shares; or

(v)	any breach of, default under or non-compliance by the Corporation with any requirements of the Applicable Securities Laws, the by-laws, rules or regulations of the Exchange or any representation, warranty, term or condition of this Agreement or in any certificate or other document delivered by or on behalf of the Corporation hereunder or pursuant hereto;
provided, however, no party who has engaged in any fraud, wilful misconduct, fraudulent misrepresentation or negligence (as determined by a court of competent jurisdiction in a final non-appealable judgement) shall be entitled, to the extent that the liabilities, claims, losses, costs, damages or expenses were caused by such activity, to claim indemnification from any person who has not engaged in such fraud, wilful misconduct, fraudulent misrepresentation or negligence.
(b)	The Corporation agrees that in no event will any Indemnified Party be liable or obligated in any manner for any damages (including, without limitation, actual, consequential, exemplary or punitive damages or lost profits) in excess of fees actually received by the Agent pursuant to section 2 of this Agreement, and the Corporation agrees not to seek or claim any such damages or profits in any circumstance.

(c)	In case any action, suit, proceeding or claim is brought against an Indemnified Party or an Indemnified Party has received notice of the commencement of any investigation in respect of which indemnity may be sought against the Corporation, the Indemnified Party will give the Corporation prompt written notice of any such action, suit, proceeding, claim or investigation of which the Indemnified Party has knowledge and the Corporation shall be entitled (but not required) to undertake the investigation and defence thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified Parties affected, acting reasonably, and the payment of all reasonable expenses. Failure by the Indemnified Party to so notify shall not relieve the Corporation of its obligation of indemnification hereunder unless (and only to the extent that) such failure results in forfeiture by the Corporation of substantive rights or defences or materially prejudices the Corporation. If the Corporation assumes conduct of the defence for the Indemnified Party, the Indemnified Party shall, subject to a situation involving a conflict of interest described in subsection 8(d), wherein counsel to the Indemnified Party advises that such action would be prejudicial to the interests of the Indemnified Party, fully cooperate in the defence including, without limitation the provisions of documents, appropriate directors, officers, employees and agents to give witness statements, attend examinations for discovery, make affidavits, meet with counsel, testify and divulge all information reasonably required to defend or prosecute the proceedings.

(d)	No admission of liability and no settlement, compromise or termination of any action, suit, proceeding, claim or investigation shall be made without the Corporation’s consent and the consent of the Indemnified Parties affected, such consents not to be unreasonably withheld or delayed. Notwithstanding that the Corporation will undertake the investigation and defence of any Claim, an Indemnified Party will have the right to employ separate counsel with respect to any Claim and participate in the defence thereof, but the reasonable fees and expenses of such counsel will be at the expense of the Indemnified Party, unless:
(i)	employment of such counsel has been authorized in writing by the Corporation;

(ii)	the Corporation has not assumed the defence of the action within a reasonable period of time after receiving notice of the Claim;

(iii)	the named parties to any such claim include both the Corporation and the Indemnified Party and the Indemnified Party has been advised by counsel to the Indemnified Party that there may be a conflict of interest between the Corporation and the Indemnified Party; or

(iv)	there are one or more defences available to the Indemnified Party which are different from or in addition to those available to the Corporation such that there may be a conflict of interest between the Corporation and the Indemnified Party;

     in which case such reasonable fees and expenses of such counsel to the Indemnified Party will be for the Corporation’s account, it being understood, however, that the Corporation shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances be liable for the reasonable fees and expenses of more than one separate law firm in each jurisdiction for all such Indemnified Parties. The rights accorded to the Indemnified Parties hereunder shall be in addition to any rights an Indemnified Party may have at common law or otherwise.
(e)	The Corporation also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Corporation or any person asserting claims on behalf of or in right of the Corporation for or in connection with the services provided pursuant to this Agreement except to the extent any losses, expenses, claims, actions, damages or liabilities incurred by the Corporation are determined by a court of competent jurisdiction in a final judgment that has become non-appealable to have resulted solely from the negligence or wilful misconduct of such Indemnified Party. The Corporation will not, without the Agent’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, suit, proceeding, investigation or claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Party from any liabilities arising out of such action, suit, proceeding, investigation or claim.

(f)	The Corporation agrees to waive any right the Corporation may have of first requiring the Indemnified Party to proceed against or enforce any right, power, remedy or security or claim payment from any other person before claiming under this Indemnity.

(g)	If for any reason the foregoing indemnity is unavailable (other than in accordance with the terms hereof) to the Agent or any other Indemnified Party or is insufficient to hold the Agent or any other Indemnified Party harmless, the Corporation shall contribute to the amount paid or payable by the Agent or the other Indemnified Party as a result of such Claim in such proportion as is appropriate to reflect not only the relative benefits received by the Corporation or its shareholders on the one hand and the Agent or any other Indemnified Party on the other hand but also the relative fault of the Corporation, the Agent or any other Indemnified Party as well as any relevant equitable considerations, provided that the Corporation shall in any event contribute to the amount paid or payable by the Agent or any other Indemnified Party as a result of such Claim any excess of such amount over the amount of the fees actually received by the Agents under this Agreement.

(h)	The Corporation hereby constitutes the Agent as trustee for each of the other Indemnified Parties of the Corporation’s covenants under this Indemnity with respect to such persons and the Agent agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

(i)	The Corporation agrees to reimburse the Agent monthly for the time spent by its personnel in connection with any Claim at their normal per diem rates. The Corporation also agrees that if any action, suit, proceeding or claim shall be brought against, or an investigation commenced in respect of the Corporation or the Corporation and the Agent and personnel of the Agent shall be required to testify, participate or respond in respect of or in connection with the Engagement (unless such action, suit, proceeding or claim shall be brought as a result of any fraud, wilful misconduct, fraudulent misrepresentation or negligence of the Indemnified Party), the Agent shall have the right to employ its own counsel in connection therewith and the Corporation will reimburse the Agent monthly for the time spent by its personnel in connection therewith at their normal per diem rates together with such disbursements and reasonable out-of-pocket expenses as may be incurred, including the reasonable fees and disbursements of the Agent’s counsel.
(j)	The obligations of the Corporation hereunder are in addition to any liabilities which the Corporation may otherwise have to the Agent or any other Indemnified Party. The rights and remedies of the Indemnified Parties set forth in sections 8, 9 and 11 hereof are to the fullest extent possible in law cumulative and not alternative and the election by any Agent or the U.S. Agent Affiliate or other Indemnified Party to exercise any such right or remedy shall not be, and shall not be deemed to be, a waiver of any other rights and remedies.

(k)	The rights of the indemnity contained in this section 8 shall not apply if the Corporation has complied with the provisions of Section 3, 4 and 5 (or the Agent has agreed to waive compliance therewith) and the person asserting any claim contemplated by this section 8 was not provided with a copy of the Prospectus or any Supplementary Material or other document which corrects any misrepresentation or alleged misrepresentation which is the base of such claim and which was required under Applicable Securities Laws to be delivered to such person by the Agent or its affiliates.
9. CONTRIBUTION
     In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Agreement is due in accordance with its terms but is, for any reason, held by a court to be unavailable from the Corporation on grounds of policy or otherwise, the Corporation and the party or parties seeking indemnification shall contribute to the aggregate liabilities, claims, demands, losses (other than losses of profit), costs (including, without limitation, reasonable legal fees and disbursements on a full indemnity basis), damages and reasonable expenses to which they may be subject or which they may suffer or incur:
(a)	in such proportion as is appropriate to reflect the relative benefit received by the Corporation, on the one hand, and by the Agent, on the other hand, from the offering of the Offered Shares; or

(b)	if the allocation provided by subsection 9(a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in subsection 9(a) above but also to reflect the relative fault of the Agent, on the one hand, and the Corporation, on the other hand, in connection with the statements, commissions or omissions or other matters which resulted in such liabilities, claims, demands, losses, costs, damages or expenses, as well as any other relevant equitable considerations.
     The relative benefits received by the Corporation, on the one hand, and the Agent, on the other hand, shall be deemed to be in the same proportion that the total proceeds of the offering received by the Corporation (net of fees but before deducting expenses) bear to the fees received by the Agent. In the case of liability arising out of the Preliminary Prospectus, the Amended and Restated Preliminary Prospectus, the Prospectus, any Supplementary Material or any other part of the Public Record, the relative fault of the Corporation, on the one hand, and of the Agent, on the other hand, shall be determined by reference, among other things, to whether the misrepresentation or alleged misrepresentation, order, inquiry, investigation or other matter or thing referred to in section 8 relates to information supplied or which ought to have been supplied by, or steps or actions taken or done on behalf of or which ought to have been taken or done on behalf of the Corporation or the Agent and the parties’ relative intent knowledge, access to information and opportunity to correct or prevent such misrepresentation or alleged misrepresentation, order, inquiry, investigation or other matter or thing referred to in section 8.

     The amount paid or payable by an Indemnified Person as a result of liabilities, claims, demands, losses (other than losses of profit), costs, damages and expenses (or claims, actions, suits or proceedings in respect thereof) referred to above shall, without limitation, include any legal or other expenses reasonably incurred by the Indemnified Person in connection with investigating or defending such liabilities, claims, demands, losses, costs, damages and expenses (or claims, actions, suits or proceedings in respect thereof) whether or not resulting in any action, suit, proceeding or claim.
     Each of the Corporation and the Agent agrees, that it would not be just and equitable if contributions pursuant to this Agreement were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding sections. The rights to contribution provided in this section 9 shall be in addition to, and without prejudice to, any other right to contribution which the Agent or other Indemnified Parties may have.
     Any liability of the Agent under this section 9 shall be limited to the amount actually received by the Agent under section 2.
10. EXPENSES
     Whether or not the transactions contemplated herein shall be completed, all costs and expenses (including applicable GST) of or incidental to the transactions contemplated hereby including, without limitation, those relating to the distribution of the Offered Shares, shall be borne by the Corporation including, without limitation, all costs and expenses of or incidental to the preparation, filing, reproduction (including the commercial copies thereof) of the Preliminary Prospectus, the Amended and Restated Preliminary Prospectus, the Prospectus, any Supplementary Material and the delivery thereof to the Agent, the fees and expenses of the Corporation’s counsel, the reasonable fees and expenses of Agent’s counsel, the fees and expenses of the Corporation’s transfer agent and any auditors, engineers and other outside consultants, all stock exchange listing fees, and the reasonable out of pocket expenses of the Agent, including the legal fees and disbursements of Agent’s counsel, and all other costs and expenses relating to the transactions contemplated herein. All fees and expenses incurred by the Agent which are reimbursable hereunder shall be payable by the Corporation on the Closing Date.
11. TERMINATION
(a)	The Agent may, without liability, terminate its obligations hereunder, by written notice to the Corporation prior to the Closing Time in the event that after the date hereof and at or prior to the Closing Time:
(i)	the state of the financial markets in Canada or the United States becomes such that the Offered Shares cannot, in the sole opinion of the Agent, acting reasonably, be profitably marketed;

(ii)	any order to cease or suspend trading in any securities of the Corporation or prohibiting or restricting the distribution of any of the Offered Shares is made, or proceedings are announced, commenced or threatened for the making of any such order, by any securities commission or similar regulatory authority, the Exchange or any other competent authority, and has not been rescinded, revoked or withdrawn;

(iii)	any inquiry, action, suit, investigation or other proceeding (whether formal or informal) in relation to the Corporation, its Subsidiary or any of their directors or senior officers is announced, commenced or threatened by any securities commission or similar regulatory authority, the Exchange or any other competent authority or there is a change in law, regulation or policy or the interpretation or administration thereof, if, in the reasonable opinion of the Agent, the change, announcement, commencement or threatening thereof adversely affects, or may adversely affect, the trading or distribution of the Offered Shares or any other securities of the Corporation;
(iv)	there shall have occurred or be discovered any adverse change, as determined by the Agent in its sole discretion, acting reasonably, in the business, operations, capital or condition (financial or otherwise), business or business prospects of the Corporation or its properties, assets, liabilities or obligations (absolute, accrued, contingent or otherwise) which in the opinion of the Agent, could reasonably be expected to have a material adverse effect on the market price or value of the Common Shares or the marketability of the Common Shares or any other securities of the Corporation or the investment quality or marketability of the Common Shares;

(v)	there should develop, occur or come into effect or existence, or be announced, any event, action, state, condition or occurrence of national or international consequence, or any law, action, regulation or other occurrence of any nature whatsoever, which, in the sole opinion of the Agent, acting reasonably, materially adversely affects or involves, or will materially adversely affect or involve, the financial markets generally or the business, operations or affairs of the Corporation;

(vi)	the Agent shall become aware of any material information with respect to the Corporation which had not been publicly disclosed in accordance with Applicable Securities Laws or disclosed in writing to the Agent at or prior to the date hereof and which in the sole opinion of the Agent, acting reasonably, could be expected to have a material adverse effect on the market price or value of the Common Shares or any other securities of the Corporation or the investment quality or marketability of the Common Shares;

(vii)	the Corporation shall be in breach of, default under or non-compliance with any representation, warranty, covenant, term or condition of this Agreement in any material respect; or

(viii)	the Agent is not satisfied, acting reasonably, with the results of its due diligence review with respect to the Corporation, its business, assets and operations.
(b)	The Agent may exercise any or all of the rights provided for in subsection 11(a) or section 12, 17 or 18 notwithstanding any material change, change, event or state of facts and (except where the Agent purporting to exercise any of such rights is in breach of its obligations under this Agreement) notwithstanding any act or thing taken or done by the Agent or any inaction by the Agent, whether before or after the occurrence of any material change, change, event or state of facts including, without limitation, any act of the Agent related to the offering or continued offering of the Offered Shares for sale and any act taken by the Agent in connection with any amendment to any of the Prospectuses (including the execution of any amendment or any other Supplementary Material) and the Agent shall only be considered to have waived or be estopped from exercising or relying upon any of its rights under or pursuant to subsection 11(a) or section 12 or 16 if such waiver or estoppel is in writing and specifically waives or estops such exercise or reliance.

(c)	Any termination pursuant to the terms of this Agreement shall be effected by notice in writing delivered to the Corporation provided that no termination shall discharge or otherwise affect any obligation of the Corporation under section 8, 9, 10, 15, 17 or 18. The rights of the Agent to terminate its obligations hereunder are in addition to, and without prejudice to, any other rights or remedies it may have.
12. CLOSING DOCUMENTS
     The obligations of the Agent hereunder shall be conditional upon all representations and warranties and other statements of the Corporation herein being, at and as of the Closing Time, true and correct in all material respects, the Corporation having performed in all material respects, at the Closing Time, all of its obligations hereunder theretofore to be performed and the Agent receiving at the Closing Time:
(a)	favourable legal opinions of the Corporation’s counsel and the Corporation’s U.S. Counsel, as may be applicable, addressed to the Agent, in form and substance reasonably satisfactory to the Agent, with respect to such matters as the Agent may reasonably request relating to the Corporation, the offering of the Offered Shares and the transactions contemplated hereby, including, without limitation, that:
(i)	the Corporation and its Subsidiary have been duly incorporated, amalgamated or continued, as the case may be, and is validly subsisting under the laws of the jurisdiction of its incorporation, amalgamation or continuance, as the case may be, and has all requisite corporate capacity, power and authority to carry on its business as now conducted by it and to own its properties and assets;

(ii)	the Corporation has full corporate power and authority to enter into this Agreement and to perform its obligations set out herein and this Agreement has been duly authorized, executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, subject to laws relating to creditors’ rights generally and except as rights to indemnity may be limited by applicable law;

(iii)	the execution and delivery of this Agreement and the fulfillment of the terms hereof and thereof by the Corporation, and the performance of and compliance with the terms of this Agreement by the Corporation does not and will not result in a breach of, or constitute a default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or constitute a default under any term or provision of the articles, by-laws or other constating documents, as applicable, of the Corporation, or, of which counsel is aware, any resolutions of the shareholders or directors (or any committee thereof) of the Corporation;

(iv)	the Offered Shares have been duly and validly created, allotted and issued as fully paid and non-assessable Common Shares of the Corporation and the Over-Allotment Option has been duly and validly created and authorized;

(v)	the attributes of the Offered Shares and the Over-Allotment Option conform in all material respects with the description thereof contained in the Prospectuses;

(vi)	all necessary documents have been filed, all necessary proceedings have been taken and all legal requirements have been fulfilled as required under the Applicable Securities

Laws of each of the Selling Jurisdictions in order to qualify the Offered Shares for distribution and sale to the public in each of such Selling Jurisdiction by or through investment dealers and brokers duly registered under the applicable laws of such provinces who have complied with the relevant provisions of such Applicable Securities Laws and to qualify the Over-Allotment Option for distribution to the Agent in each of the Selling Jurisdictions;
(vii)	the Corporation has the necessary corporate power and authority to execute and deliver the Prospectuses and all necessary corporate action has been taken by the Corporation to authorize the execution and delivery by it of the Prospectuses and the filing thereof, as the case may be, in each of the Selling Jurisdictions in accordance with Applicable Securities Laws;

(viii)	the Offered Shares are eligible investments as set out under the heading “Eligibility for Investment” in the Prospectuses;

(ix)	the Offered Shares are conditionally approved for listing and, upon notification to the Exchange of the issuance and sale thereof and fulfillment of the conditions of the Exchange, will be listed and posted for trading on the Exchange;

(x)	Computershare Trust Company of Canada has been duly appointed by the Corporation as the transfer agent and registrar for the Common Shares;

(xi)	the form and terms of the definitive certificates representing the Common Shares have been duly approved and adopted by the board of directors of the Corporation and comply with all legal requirements (including the requirements of the Exchange) relating thereto; and

(xii)	confirms the authorized and issued capital of the Corporation;

and as to all other legal matters, including compliance with Applicable Securities Laws in any way connected with the issuance, sale and delivery of the Offered Shares as the Agent may reasonably request.

It is understood that the respective counsel may rely on the opinions of local counsel acceptable to them as to matters governed by the laws of jurisdictions other than where they are qualified to practice law, and on certificates of officers of the Corporation, the transfer agent and the Corporation’s auditors as to relevant matters of fact.
(b)	a certificate of the Corporation dated the Closing Date addressed to the Agent and signed on behalf of the Corporation by the Chief Executive Officer and Chief Financial Officer of the Corporation or such other officers of the Corporation satisfactory to the Agent, acting reasonably, certifying that:
(i)	the Corporation has complied with and satisfied in all material respects all terms and conditions of this Agreement on its part to be complied with or satisfied at or prior to the Closing Time;

(ii)	the representations and warranties of the Corporation set forth in this Agreement are true and correct in all material respects at the Closing Time, as if made at such time; and

(iii)	no event of a nature referred to in subsection 11(a)(ii), 11(a)(iii) or 11(a)(vii) has occurred or to the knowledge of such officer is pending, contemplated or threatened (excluding any requirement to make any determination as to the Agent’s opinion or change of law, regulation or policy or administration thereof);
(c)	a comfort letter of the Corporation’s auditors and those other auditors required to provide a “comfort letter” pursuant to subsection 4(c) addressed to the Agent and dated the Closing Date, satisfactory in form and substance to the Agent, acting reasonably, bringing the information contained in the comfort letters referred to in subsection 4(c) hereof up to the Closing Time, which comfort letters shall be not more than three Business Days prior to the Closing Date;

(d)	evidence satisfactory to the Agent that the Common Shares have been conditionally listed on the Exchange, and upon notice to the Exchange shall be posted for trading as at the opening of business on the Closing Date; and

(e)	such other certificates and documents as the Agent may request, acting reasonably.
13. DELIVERIES
     The sale of the Offered Shares offered hereunder shall be completed at the Closing Time at the offices of the Corporation’s counsel in Calgary, Alberta or at such other place as the Corporation, the Agent may agree. Subject to the conditions set forth in section 12, the Agent, on the Closing Date, shall deliver to the Corporation the amount of $1.25, in respect of each Offered Share sold by bank draft, certified cheque or wire transfer, against delivery by the Corporation of:
(a)	the opinions, certificates and documents referred to in section 12;

(b)	definitive certificates representing such number of Offered Shares as has been sold, registered in such name or names as the Agent shall notify the Corporation in writing not less than 36 hours prior to the Closing Time; and

(c)	payment to the Agent by certified cheque, bank draft or wire transfer or such other means as the Corporation, the Agent may agree, of the Agency Fee provided for in section 2 in respect of the such number of Offered Shares as has been sold and the expenses of the Agent provided for in section 10;

(d)	or the Agent may, in their discretion, deliver by wire transfer or certified cheque the net amount of the amount in respect of the Offered Shares referred to above and the amount referred to in (c) above.
14. RESTRICTIONS ON OFFERINGS
     The Corporation agrees that it shall not directly or indirectly, and the Corporation shall cause the Corporation’s directors and executive officers to covenant and agree, that they will not, subject to customary exceptions such as tendering to a takeover bid or similar transaction involving a change of control of the Corporation or transfers to affiliates, associates or RRSP’s, directly or indirectly, without the prior written consent of the Agent, not to be unreasonably withheld, offer to issue, sell, grant any option for the sale of, or otherwise dispose or monetize, or announce any intention to do so, in a public offering or by way of private placement or otherwise, any Common Shares of the Corporation or any securities convertible or exchangeable into Common Shares for a period of 90 days after the Closing Date. Notwithstanding the foregoing, the Corporation may: (1) grant stock options in the normal course pursuant to any stock option plan of the Corporation existing on the Closing Date; (2) issue Common Shares pursuant to existing agreements of the Corporation, or upon the conversion, exercise or exchange of convertible, exercisable or exchangeable securities existing on April 21, 2010 or upon the exercise of stock options subsequently granted as permitted by this section, provided that all such Common Shares issued to directors and executive officers upon such conversion, exercise or exchange are also subject to this lock-up provision; (3) issue Common Shares in connection with an Alternative Transaction; and (4) issues Common Shares in connection with property acquisitions in the ordinary course.
15. RIGHT OF FIRST REFUSAL
     The Corporation hereby irrevocably grants to the Agent a right of first refusal and right of participation until April 21, 2011 to provide investment banking services to the Corporation, any of its Subsidiaries, and any successor entity to the Corporation’s business by reorganization relating to:
(a)	merger and acquisition advisory services, in cases where the Corporation would like to retain a merger and acquisition advisor; and

(b)	additional equity capital raising, excluding non-brokered financings with aggregate gross proceeds of less than $5,000,000, where the Agent will be entitled to the sole lead position with a minimum syndicate position of 55%, on raising equity capital in the public or private markets.
     The fees for such services and the need for dealers or syndication are to be agreed between the Corporation and the Agent as the sole lead dealer or sole advisor based on customary and reasonable practices, both parties acting reasonably. The Corporation agrees not to engage any other party for the services described in (a) and (b) above without first complying with the provisions of this section or obtaining the prior written consent of the Agent. The Corporation shall give the Agent written notice of any such transaction or financing it proposes to undertake setting forth the terms thereof, and, where a transaction or financing is proposed by an investment advisor or other market intermediary, the term sheet proposed by the investment advisor or other market intermediary shall be attached to the notice. The Agent shall have a period of three (3) business days within which to give written notice (the “ROFR Notice”) to the Corporation that it wishes to exercise the right of first refusal and accept the terms of the proposed financing. If the ROFR Notice is delivered by the Agent, the Corporation shall allocate the proposed transaction or financing to the Agent (unless the Agent otherwise agrees in writing) and shall designate the Agent as the sole lead agent or underwriter, as the case may be, with a minimum syndicate position of 55%, for such proposed transaction or financing. In respect of a financing transaction where the Agent elects to exercise its right to participate for less than 55% of the proposed financing, then the Corporation shall allocate such amount of the proposed financing to the Agent as set forth in the ROFR Notice. The balance of the proposed financing shall then be allocated to such other agents or underwriters, as the case may be, as the Corporation and the Agent shall agree to. If the ROFR Notice is not delivered by the Agent within the prescribed period or the Agent otherwise advises the Corporation that it will not exercise the right of first refusal, the Corporation shall be entitled to pursue the financing on the terms set forth in the written notice to the Agent and term sheet, as applicable, provided that if such financing is not completed within a 93-day period following the date on which the written notice prescribed herein is given to the Agent by the Corporation, the right of first refusal shall apply again in respect of such proposed financing until the end of the 12 month period herein provided. If the Agent chooses to participate in the transaction or financing and such transaction or financing is not completed within 90 days from receipt of the ROFR Notice (the “Initial Term”), the Corporation shall be entitled to pursue the financing on the terms set forth in the written notice to the Agent and term sheet, as applicable, provided that if such financing is not completed within a 93-day period following the date on which the Initial Term ended, the right of first refusal shall apply again in respect of such proposed financing until the end of the 12 month period herein provided.

16. NOTICES
     Any notice or other communication to be given hereunder shall, in the case of notice to be given to the Corporation be addressed to the Corporation, at the address on the initial page hereof, Fax No.: (805) 566-2917 with a copy to:
Borden Ladner Gervais LLP
1000 Canterra Tower
400 Third Avenue SW
Calgary AB T2P 4H2
Attention: Melinda Park
Fax No.: (403) 266-1395
and, in the case of notice to be given to the Agent, be addressed to:
Thomas Weisel Partners Canada Inc.
520 — 5th Ave. SW
Suite 2400
Calgary, Alberta T2P 3R7
Attention: Terris N. Chorney
Fax No.: (403) 264-5015
and a copy to:
Macleod Dixon llp
3700 Canterra Tower
400 Third Avenue SW
Calgary AB T2P 4H2
Attention: Justin E. Ferrara
Fax No.: (403) 264-5973
or to such other address as the party may designate by notice given to the other. Each communication shall be personally delivered to the addressee or sent by facsimile transmission to the addressee, and:
(a)	a communication which is personally delivered shall, if delivered before 4:00 p.m. (local time at the place of delivery) on a Business Day, be deemed to be given and received on that day and, in any other case be deemed to be given and received on the first Business Day following the day on which it is delivered; and

(b)	a communication which is sent by facsimile transmission shall, if sent on a Business Day before 4:00 p.m. (local time at the place of receipt), be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is sent.
17. CONDITIONS
     All terms, covenants and conditions of this Agreement to be performed by the Corporation shall be construed as conditions, and any breach or failure to comply with any material terms and conditions which are for the benefit of the Agent shall entitle the Agent to terminate its obligations to purchase the Offered Shares, by written notice to that effect given to the Corporation prior to the Closing Time. The Agent may waive in whole or in part any breach of, default under or non-compliance with any representation, warranty, term or condition hereof, or extend the time for compliance therewith, without prejudice to any of their rights in respect of any other representation, warranty, term or condition hereof or any other breach of, default under or non-compliance with any other representation, warranty, term or condition hereof, provided that any such waiver or extension shall be binding on the Agent only if the same is in writing.
18. SURVIVAL OF REPRESENTATIONS AND WARRANTIES
     All representations, warranties, terms and conditions herein (including, without limitation, those contained in section 7) or contained in certificates or documents submitted pursuant to or in connection with the transactions contemplated herein shall survive the payment by the Agent for the Offered Shares and the distribution of the Offered Shares pursuant to the Prospectus and shall continue in full force and effect for the benefit of the Agent regardless of any investigation by or on behalf of the Agent with respect thereto.
19. AGENT’S COVENANTS
     The Agent hereby represents, warrants and covenants to the Corporation, and acknowledges that the Corporation is relying upon such representations, warranties and covenants, that:
(a)	subject to subsection 19(h), it and its affiliates and sub-agents (if any) shall: (i) offer the Offered Shares for sale to the public, (ii) will do so only pursuant to the terms of this Agreement and in compliance with all Applicable Securities Laws in the Selling Jurisdictions, will not solicit offers to purchase or sell the Offered Shares or otherwise conduct activities so as to require registration of the Offered Shares or the filing of a prospectus, registration statement or other notice or document with respect to the distribution of the Offered Shares under the laws of any jurisdiction other than the Selling Jurisdictions;

(b)	it and its affiliates and sub-agents (if any) will not advertise the offering and sale of the Offered Shares outside the Selling Jurisdictions in printed media of general and regular paid circulation, radio, television or any other medium directed at or accessible to the general public;

(c)	it and its affiliates and sub-agents (if any), will not, in connection with the offering and sale of the Offered Shares, make any representation or warranty with respect to the Offered Shares except as may be set forth in the Preliminary Prospectus, the Amended and Restated Prospectus and the Prospectus;

(d)	it has good and sufficient right and authority to enter into this Agreement and complete the transactions to be completed by it under this Agreement on the terms and conditions set forth herein;

(e)	it and its affiliates and sub-agents (if any) are or will be at the relevant times duly qualified under Applicable Securities Laws in those jurisdictions in which it and its affiliates and sub-agent (if any), will act as agent in connection with the offering and sale of the Offered Shares so as to permit them to lawfully fulfil their obligations under this Agreement;

(f)	the Agent shall provide written notice to the Corporation of the gross proceeds of distribution realized in each of the Selling Jurisdictions as soon as reasonably practicable, but in any event, not later than 30 calendar days following the Closing Date;

(g)	it will cause a covenant similar to those set forth in subsections 19(a), (b), (c), (e) and (h) to be obtained from any member of the selling dealer group, if any, in connection with the distribution of the Offered Shares; and

(h)	its U.S. Agent Affiliate shall be entitled to offer the Offered Shares to certain purchasers in the United States in accordance with the terms set out in Schedule “A” attached hereto, which terms, and representations, warranties, and covenants set out in such Schedule shall be deemed to be incorporated by reference into this Agreement.

(i)	it and its affiliates and sub-agents (if any) shall keep all information provided to the Agent and the Agent’s counsel by the Corporation or any of its representatives in connection with the due diligence conducted by the Agent confidential and such information shall not be:
(i)	disclosed by the Agent or by any of its representatives in any manner whatsoever in whole or in part, without the prior consent of the Corporation; or

(ii)	used by the Agent or by any of its representatives, directly or indirectly, for any other purpose other than in connection with the transactions contemplated herein;
Other than, information which:
(iii)	at the time of its disclosure to the Agent is, or thereafter becomes, generally available to, and known by the public (other than as a result of a disclosure directly or indirectly by the Agent);

(iv)	was available to the Agent on a non confidential basis from a source (other than the Corporation) who, to the knowledge of the Agent, is not prohibited from disclosing such information to the Agent by a legal, contractual, fiduciary, equitable or other obligation of confidentiality to the Corporation;

(v)	is required by law, securities regulation or policy to be disclosed; or

(vi)	has been independently acquired or developed by the Agent without violating any of its obligations under this Agreement.
20. U.S. OFFERS
(a)	The Agent makes the representations, warranties and covenants applicable to it in Schedule “A” hereto and agrees, on behalf of itself and their United States affiliates, for the benefit of the Corporation, to comply with the selling restrictions imposed by the laws of the United States and set forth in Schedule “A” hereto, which forms part of this Agreement.

(b)	The Corporation also makes the representations, warranties and covenants applicable to it in Schedule “A” hereto.

21. SEVERANCE
     If one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.
22. RELATIONSHIP BETWEEN THE CORPORATION AND THE AGENT
     The Corporation: (i) acknowledges and agrees that the Agent has certain statutory obligations as a registrant under the Applicable Securities Laws and has fiduciary relationships with its clients; and (ii) consent to the Agent acting hereunder while continuing to act for its clients. To the extent that the Agent’s statutory obligations as registrants under the Applicable Securities Laws or fiduciary relationships with its clients conflicts with its obligations hereunder the Agent shall be entitled to fulfil its statutory obligations as a registrant under the Applicable Securities Laws and its duties to its clients. Nothing in this Agreement shall be interpreted to prevent the Agent from fulfilling its statutory obligations as a registrant under the Applicable Securities Laws or to act as a fiduciary of its clients.
23. GOVERNING LAW
     This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. Each of the Corporation and the Agent hereby attorn to the non-exclusive jurisdiction of the courts of the Province of Alberta.
24. TIME OF THE ESSENCE
     Time is of the essence of this Agreement.
25. COUNTERPART EXECUTION
     This Agreement may be executed in one or more counterparts each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement. Delivery of counterparts may be effected by facsimile transmission.
26. FURTHER ASSURANCES
     Each party to this Agreement covenants agrees that from time to time, it will, at the request of the requesting party, execute and deliver all such documents and do all such other acts and things as any party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.
27. USE OF PROCEEDS
     The Corporation agrees to use the proceeds from the issuance and sale of the Offered Shares in accordance with the disclosure in the Prospectuses.

28. ENTIRE AGREEMENT
     It is understood that the terms and conditions of this agreement supersede any previous verbal or written agreement between the Agent and the Corporation in respect of the offer for sale by the Corporation of Offered Shares including, without limitation, the engagement letter dated April 21, 2010.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.

If the foregoing is in accordance with your understanding and is agreed to by you, please confirm your acceptance by signing the enclosed copies of this letter at the place indicated and returning same to the Agent.

THOMAS WEISEL PARTNERS CANADA INC.
Per:

ACCEPTED AND AGREED to as of the
_____ day of April, 2010

NIMIN ENERGY CORP.
Per:

SCHEDULE “A”
TERMS AND CONDITIONS FOR UNITED STATES OFFERS AND SALES
This is Schedule “A” to the Agency Agreement (the “Agreement”) between
NiMin Energy Corp. and Thomas Weisel Partners Canada Inc. dated April 29, 2010.
1. As used in this Schedule “A”, capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Agreement and the following terms shall have the meanings indicated:
(a)	“Accredited Investor” means a person that is an “accredited investor” that satisfies one or more of the criteria set forth in Rule 501(a) of Regulation D under the U.S. Securities Act;

(b)	“Agent” means Thomas Weisel Partners Canada Inc.;

(c)	“Agent Affiliate” means Thomas Weisel Partners LLC, which is the U.S. registered broker-dealer affiliate of Thomas Weisel Partners Canada Inc.;

(d)	“Directed Selling Efforts” means “directed selling efforts” as that term is defined in Rule 902 of Regulation S. Without limiting the foregoing, but for greater clarity in this Schedule “A”, such term means, subject to the exclusions from the definition of “directed selling efforts” contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Offered Shares, and includes, without limitation, the placement of any advertisement in a publication with a general circulation in the United States that refers to the offering of the Offered Shares;

(e)	“Foreign Issuer” means a “foreign issuer” as that term is defined in Rule 902 of Regulation S. Without limiting the foregoing, but for greater clarity in this Schedule “A”, it means any issuer that is (a) the government of any country, or of any political subdivision of a country, other than the United States; or (b) a corporation or other organization incorporated under the laws of any country other than the United States, except an issuer meeting the following conditions as of the last business day of its most recently completed second fiscal quarter: (1) more than 50% of the outstanding voting securities of such issuer are directly or indirectly owned of record by residents of the United States; and (2) any of the following: (i) the majority of the executive officers or directors are United States citizens or residents, (ii) more than 50% of the assets of the issuer are located in the United States, or (iii) the business of the issuer is administered principally in the United States;

(f)	“General Solicitation” and “General Advertising” mean “general solicitation” and “general advertising”, respectively, as used in Rule 502(c) of Regulation D, including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or on the Internet, or broadcast over television or radio, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising;

(g)	“Regulation D” means Regulation D adopted by the SEC under the U.S. Securities Act;

(h)	“Regulation S” means Regulation S adopted by the SEC under the U.S. Securities Act;

(i)	“Rule 506 Subscription Agreement” means a Subscription Agreement prepared for execution by Accredited Investors purchasing Offered Shares pursuant to Rule 506 of Regulation D;

2

(j)	“SEC” means the United States Securities and Exchange Commission;

(k)	“Section 4(2)” means Section 4(2) of the U.S. Securities Act;

(l)	“Substantial U.S. Market Interest” means “substantial U.S. market interest” as that term is defined in Rule 902 of Regulation S;

(m)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended; and

(n)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended.
2. The Agent and the Corporation agree as follows:
(a)	The Agent acknowledges that none of the Offered Shares have been or will be registered with the SEC under the U.S. Securities Act or registered under the securities laws of any state of the United States, and that the Offered Shares are being offered and sold outside the United States pursuant to Applicable Securities Laws in reliance upon and in compliance with Rule 903 of Regulation S and may not be offered or sold within the United States except pursuant to the exemption from the registration requirements of the U.S. Securities Act provided by Section 4(2) thereof and Rule 506 of Regulation D thereunder, and the Agent represents and agree that none of the Agent, the Agent Affiliate, nor any person acting on their behalf (a) has made or will make any Directed Selling Efforts in connection with the offer and sale of the Offered Shares, (b) has made or will make (except to the extent permitted by this Schedule “A”) (x) any offer to sell or solicitation of any offer to buy any of the Offered Shares to any person in the United States or (y) any sale of the Offered Shares to any person unless, at the time the order to purchase such Offered Shares was placed, such person was outside the United States or the seller of such Offered Shares and any person acting on its behalf reasonably believe that, at the time the order to purchase such Offered Shares was placed, such person was outside the United States within the meaning of Regulation S, or (c) has taken or will take any action that would constitute a violation of Regulation M under the U.S. Exchange Act. The Agent agrees that all offers and sales in the United States shall be made by or through the Agent Affiliate in compliance with all applicable U.S. federal and state laws and regulations governing registration and conduct of securities brokers and dealers.

(b)	The Corporation and the Agent agree that the Offered Shares may be offered and sold in the United States pursuant to Section 4(2) and in compliance with the provisions of Rule 506 of Regulation D thereunder and only to persons that the Agent and the Agent Affiliate had reasonable basis to believe and did believe to be Accredited Investors and, on the date hereof, continue to believe are Accredited Investors.

(c)	In connection with the offers and sales in the United States, the Agent represents, warrants and agrees for itself, the Agent and the Agent Affiliate that neither the Agent nor Agent Affiliate has offered or sold, or solicited any offer to buy, or will offer or sell, or solicit any offer to buy, any of the Offered Shares in the United States by any form of General Solicitation or General Advertising or in any manner involving a public offering within the meaning of Section 4(2).

(d)	In connection with the offers and sales in the United States, the Agent represents, warrants and agrees for itself and the Agent Affiliate that the Agent or the Agent Affiliate, if applicable, informed, or prior to the Closing Date will inform, each purchaser in the United States that the Offered Shares have not been and will not be registered under the U.S. Securities Act and are being offered and sold to it without registration under the U.S. Securities Act in reliance on the

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exemption from the provisions of Section 5 of the U.S. Securities Act provided by Rule 506 of Regulation D.
(e)	The Agent agrees that offers to sell, solicitations of offers to buy and sales of Offered Shares in the United States shall be made only in transactions that are exempt from the registration or qualification requirements of applicable U.S. state securities (“Blue Sky”) laws, in accordance with the applicable U.S. federal and state requirements relating to the registration and conduct of securities brokers and dealers, and sales shall only be by the Corporation to Accredited Investors who, prior to the sale and delivery of the Offered Shares to them, execute and deliver a Rule 506 Subscription Agreement in the form agreed upon by the Corporation and the Agent. The Corporation agrees that it will, within prescribed time periods, prepare and file any forms or notices required under the U.S. Securities Act or applicable Blue Sky laws.

(f)	The Corporation represents that it is and as of the date of issuance of the Offered Shares will be a Foreign Issuer and that the Corporation reasonably believes that as of the date hereof there is and as of the date of issuance of the Offered Shares there will be no Substantial U.S. Market Interest in the Offered Shares.

(g)	The Corporation represents that it is not and is not required to be registered as an “investment company” pursuant to the provisions of the United States Investment Company Act of 1940, as amended.

(h)	The Corporation represents and agrees that neither it, nor any of its predecessors or affiliates, nor any person (other than the Agent and the Agent Affiliate or any person acting on their behalf, as to which the Corporation makes no representation) acting on behalf of it or its predecessors or affiliates:
(i)	has made or will make any Directed Selling Efforts, or has taken or will take any action, including any Directed Selling Efforts, that would (A) cause the exemptions afforded by Rule 506 of Regulation D or the exclusion from registration afforded by Rule 903 of Regulation S to be unavailable for offers and sales of the Offered Shares pursuant to this agreement; or (B) constitute a violation of Regulation M under the U.S. Exchange Act;

(ii)	in connection with the offer or sale of the Offered Shares has engaged or will engage in any General Solicitation or General Advertising;

(iii)	within the six-month period prior to the date hereof has offered or sold any Offered Shares or other securities of the Corporation, which would be integrated with the offer and sale of the Offered Shares pursuant to this agreement in a manner that would cause the exemption afforded by Rule 506 of Regulation D or the exclusion from registration afforded by Rule 903 of Regulation S to be unavailable for offers and sales of the Offered Shares pursuant to this agreement; or

(iv)	has been subject to any order, judgement or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining such person for failure to comply with Rule 503 of Regulation D.
(i)	In the case of Offered Shares offered and sold in the United States, the Corporation shall give the transfer agent for such securities stop transfer orders to implement the restrictions on transfer set forth in the Rule 506 Subscription Agreement and the Corporation shall decline to recognize or register on its books any transfer not made in accordance with such restrictions.

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(j)	In the case of Offered Shares offered and sold in the United States, the Corporation shall instruct the transfer agent and any depositary facility that the physical certificates for such securities and any certificates delivered in exchange therefor or in substitution thereof, shall bear the legend set forth in the Rule 506 Subscription Agreement.

(k)	The Agent has not entered, and will not enter, into any contractual arrangements with respect to the distribution of the Offered Shares issuable on exercise thereof in the United States other than as provided herein (except with the Agent Affiliate), except that nothing in this section shall in any way restrict offers and sales in accordance with Rule 506 of Regulation D.

(l)	The Agent shall cause the Agent Affiliate to agree, for the benefit of the Corporation, to the same provisions as are contained in this Schedule “A”.

(m)	The Agent has delivered or will deliver to purchasers of the Offered Shares in the United States, through the Agent Affiliate, a copy of the same information relating to the Corporation as provided to Subscribers in Canada and the Agent represents and agrees that it has not and will not use any written material other than such documents in connection therewith.

(n)	The Agent covenants and agrees with the Corporation that it will:
(i)	offer and sell the Offered Shares in the United States only through the Agent Affiliate, which the Agent represents and warrants is duly registered as a securities broker-dealer in the applicable jurisdictions to permit it to offer and sell the Offered Shares and which will be bound by the provisions of this agreement and will otherwise comply with all applicable U.S. federal and state laws and regulations with respect to the registration and conduct of securities brokers and dealers and the requirements of the Financial Industry Regulatory Authority, Inc.;

(ii)	not make any other contractual arrangements for the distribution of the Offered Shares in the United States without the prior consent of the Corporation; and

(iii)	obtain from each Subscriber in the United States an executed Rule 506 Subscription Agreement in each case in the form agreed to by the Corporation and the Agent, and deliver such Subscription Agreements to the Corporation together with such other documents with respect to the issue of the Offered Shares as may be required by Applicable Securities Laws of the Selling Jurisdictions.
(o)	At least one business day prior to the Closing Date, the Agent shall cause the Agent Affiliate to provide the Corporation with a list of the names and addresses of all purchasers of Offered Shares in the United States.

(p)	At closing, the Agent, together with the Agent Affiliate will provide to the Corporation a certificate, substantially in the form of Appendix 1 to Schedule “A” hereto.

(q)	The Agent agrees that the certificates for Offered Shares will bear the legend provided for in the Rule 506 Subscription Agreement.

APPENDIX 1
TO SCHEDULE “A”
AGENT’S CERTIFICATE
     In connection with the offer and sale of Common Shares (the “Offered Shares”) of NiMin Energy Corp. (the “Corporation”) to one or more U.S. investors (the “U.S. Purchasers”), the undersigned Agent, acting pursuant to the agency agreement dated April 29, 2010 between the Corporation and the Agent (the “Agency Agreement”) and the Agent Affiliate, which has signed below in its capacity as placement agent in the United States for the Agent (the “U.S. Placement Agent”), do hereby certify that:
1.	on the date hereof and on the date of each offer and sale of the Offered Shares in the United States, the U.S. Placement Agent is and was a duly registered broker or dealer with the United States Securities and Exchange Commission and a member of, and in good standing with, the Financial Industry Regulatory Authority, Inc. and all offers and sales of Offered Shares in the United States have been and will be effected by the U.S. Placement Agent in accordance with all U.S. federal and state laws and regulations relating to the registration and conduct of brokers and dealers;

2.	all offers and sales of Offered Shares in the United States were made to “accredited investors” within the meaning of Rule 501(a) under the U.S. Securities Act (“Accredited Investors”);

3.	they have not solicited offers to buy, or made offers to sell, the Offered Shares by means of any form of general solicitation or general advertising (as those terms are used in Regulation D);

4.	each offeree of the Offered Shares in the United States has been sent a copy of the same information in respect of the Corporation as provided to Canadian subscribers (the “Offering Documents”) and they have not used and will not use any written material other than the Offering Documents;

5.	immediately prior to transmitting the Offering Documents to offerees, we had reasonable grounds to believe and did believe that each offeree was an Accredited Investor and, on the date hereof, we continue to believe that each U.S. Purchaser of the Offered Shares from the Corporation in reliance on the exemption provided by Rule 506 of Regulation D is an Accredited Investor;

6.	prior to any sale of Offered Shares in the United States, we caused each U.S. Purchaser to sign a Rule 506 Subscription Agreement;

7.	neither we, nor any of our affiliates, have taken or will take any action which would constitute a violation of Regulation M under the U.S. Exchange Act; and

8.	the offering of the Offered Shares in the United States has been conducted by us in accordance with the terms of the Agency Agreement.
     All terms used in this certificate that are defined in the Agency Agreement and not otherwise defined herein have the meanings assigned to them in the Agency Agreement.
Dated: ________________________, 2010

THOMAS WEISEL PARTNERS CANADA INC.
By:
Name:
Title:

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THOMAS WEISEL PARTNERS LLC
By:
Name:
Title: